Exhibit 99.1

NEWS RELEASE	#19-8

CARBO® Announces Credit Facility Amendment and Focus on Acceleration of Transformation Strategy

HOUSTON, TX (June 20, 2019) – CARBO Ceramics Inc. (NYSE: CRR) today announced that it has entered into an amended credit agreement with the Wilks Brothers, LLC (“Wilks”) and a promissory note with its affiliate, Equify Financial LLC (“Equify”).  The total amount of borrowings under this new structure remains the same at $65 million, however, the debt is now split between the Wilks and Equify, $33 million and $32 million, respectively.  The interest rate of 9%, maturity on December 31, 2022, and the terms and conditions for both loans remain the same as the previous credit agreement.  By amending the previous credit agreement, the Company is able to retain the net cash proceeds from the sale of its Millen, Georgia facility that otherwise would have been required to pay down the credit facility principle if not reinvested within 270 days from the completion of the sale.

Additional amendments of the ancillary documents include: an extension of the interest make-whole payment through March 31, 2021, one appointment to the CARBO Board of Directors by the Wilks (and one additional appointment if certain ownership requirements are met), an increase in the Wilks equity ownership cap from 15% to 29.5%, a revision of the warrant strike price to $4 per share and extension of the warrant maturity to December 31, 2024.

Gary Kolstad, Chairman and CEO of CARBO commented, “Our relationship with the Wilks has remained constructive during this downturn and has provided us financial flexibility as we transform the company.  We are pleased with the outcome of our negotiations with the Wilks to complete this amendment that strengthens our balance sheet and provides liquidity to pursue opportunities that should accelerate our transformation strategy.  Currently, we have two focus areas of activity.  The first is ongoing negotiations with industrial and agricultural companies to produce products with our existing plant assets, and this may involve either a contract manufacturing agreement or an acquisition.  The second is ongoing negotiations with software and environmental companies to leverage and grow our existing market leading positions, and this may involve either joint marketing agreements, or potentially an investment or acquisition.  We expect the successful outcome of any of these negotiations will lead to incremental cashflow and EBITDA.”

Morgan D. Neff, Chief Investment Officer for Wilks Brothers Investments commented, “We are very pleased to have completed this transaction with CARBO and Equify Financial as we continue to extend our multi-year relationship with CARBO. This transaction allows our organization to designate members to sit on the CARBO board and it raises the previously implemented equity ownership cap granting us the ability to further grow our investment in CARBO.”

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to several markets, including oil and gas, industrial, agricultural, and environmental markets to enhance value for its clients.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies – is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost.  CARBO has world class manufacturing expertise.  We bring new products to market faster to meet customer demands.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Announces Credit Facility Amendment

June 20, 2019

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

FOR MORE INFORMATION:

Investors:	Media:
Mark Thomas, Director Investor Relations	Jamie Efurd, Marketing Director
+1 281-921-6400	+1 281-921-6400